Exhibit 2.1

Eureka Hunter Holdings, LLC

777 Post Oak Boulevard, Suite 650
Houston, Texas 77056

March 30, 2015

MSIP II Buffalo Holdings, LLC

c/o Morgan Stanley Infrastructure

1585 Broadway, 39th Floor

New York, NY 10036

Attn: John V. Veech

Magnum Hunter Resources Corporation

777 Post Oak Boulevard, Suite 650

Houston, Texas 77056

Attn: Gary C. Evans

Re:                             Certain Matters Relating to Eureka Hunter Holdings, LLC

Reference is hereby made to (a) that certain Second Amended and Restated Limited Liability Company Agreement of Eureka Hunter Holdings, LLC dated as of October 3, 2014, by and among (i) Eureka Hunter Holdings, LLC, a Delaware limited liability company (the “Company”), (ii) MSIP II Buffalo Holdings, LLC, a Delaware limited liability company (“MSI”), (iii) Magnum Hunter Resources Corporation, a Delaware corporation (“MHR”), and (iv) the other Members party thereto (the “LLC Agreement”), (b) that certain Transaction Agreement dated September 15, 2014, by and among (i) the Company, (ii) MSI, (iii) MHR and (iv) Magnum Hunter Services, LLC, a Delaware limited liability company (the “Transaction Agreement”) and (c) that certain letter agreement dated November 18, 2014, by and among (i) MHR, (ii) the Company and (iii) MSI (the “November 2014 Letter Agreement”). Unless the context otherwise requires, capitalized terms used but not otherwise defined herein and defined in the LLC Agreement shall have the respective meanings ascribed to them in the LLC Agreement. For $10.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company, MHR and MSI hereby agree as follows:

Section 1. Approval of 2015 Annual Budget, Proposed Growth CapEx Projects and Corresponding CapEx Contribution. Attached hereto are the following documents:

(a)                                 Exhibit A, which constitutes the Annual Budget for the Company for the fiscal year ending December 31, 2015, which includes a CapEx Budget and Operating Budget for such fiscal year (the “2015 Annual Budget”), which 2015 Annual Budget has been presented by the Officers to, and approved by, the Board and the Eligible Members constituting Requisite Member Approval;

(b)                                 Exhibit B, which constitutes a Project Written Consent related to the Proposed Growth CapEx Projects referred to therein and presented by the Officers to, and approved by, the Board and the Eligible Members constituting Requisite Member Approval (collectively, the “2015 Proposed Growth CapEx Projects”);

(c)                                  Exhibit C, which constitutes an executed Company Certificate with respect to the 2015 Proposed Growth CapEx Projects as contemplated by Section 5.3(b)(ii) of the LLC Agreement; and

(d)                                 Exhibit D, which constitutes the Members’ Schedule of the Class A Members as of the date hereof prior to giving effect to any of the transactions contemplated by this letter agreement.

Section 2. 2015 Proposed Growth CapEx Projects — CapEx Funding.  On or before 12:00 noon, Houston, Texas time, on March 31, 2015, MSI shall make $27,179,480 of CapEx Contributions in respect of the 2015 Proposed Growth CapEx Projects (the “2015 Proposed Growth CapEx Projects Contribution”), and the Company shall contemporaneously with such contribution (the date on which such contribution occurs, the “2015 Proposed Growth CapEx Projects Contribution Date”) be deemed for all purposes to have issued to MSI 770,304 Series A-2 Units pursuant to the terms of the LLC Agreement at a price per Series A-2 Unit equal to $35.28 (as referred to in Section 5.2(c) of the LLC Agreement). After giving effect to the 2015 Proposed Growth CapEx Projects Contribution, MSI (together with any of its Affiliated Members or Permitted Transferees) shall own 51.21% of the Class A Common Units and MHR (together with any of its Affiliated Members or Permitted Transferees) shall own 47.27% of the Class A Common Units and the Members’ Schedule shall be deemed to be amended automatically for all purposes (without any further action) to be in the form of Schedule I attached hereto as Exhibit E; provided, however, if either MHR or MSI makes any disproportionate Capital Contribution between the date hereof and the 2015 Proposed Growth CapEx Projects Contribution Date in accordance with the LLC Agreement (excluding, for the avoidance of doubt, the 2015 Proposed Growth CapEx Projects Contribution), then the ownership percentages referred to above shall be adjusted in accordance with the LLC Agreement. For the avoidance of doubt and as further described in paragraph 5.F of this letter agreement, the 2015 Proposed Growth CapEx Projects Contribution will be subject to MHR’s right to make an MHR Catch-Up Contribution pursuant to Section 5.5 of the LLC Agreement.

Section 3. Additional Capital Contributions.

A.                                    Pursuant to the November 2014 Letter Agreement, MHR is obligated to make a $13,300,000 Capital Contribution (the “MHR 2015 Contribution”) to the Company in exchange for 376,940 Class A Common Units on or before March 31, 2015, as described more specifically in the November 2014 Letter Agreement. As further described below, MSI and MHR agree that MHR shall not be required to make the MHR 2015 Contribution, and the 376,940 Class A Common Units in respect thereof as contemplated by the November 2014 Letter Agreement shall not be issued.

B.                                    The Company has identified cash requirements for additional capital expenditures and for certain other uses (none of which constitute Proposed Growth CapEx Projects or those expenditures to have been paid out of the MHR 2015 Contribution) in an aggregate amount equal to $24,520,520 (such amount, together with the amount of the previously required MHR 2015 Contribution, equal to $37,820,520, or the “Additional Cash Requirement”). The Company, MHR and MSI agree that MSI will make a Capital Contribution to the Company in an amount equal to the Additional Cash Requirement on the terms and conditions set forth in this letter agreement. The Company, MHR and MSI further acknowledge that MHR has requested that MHR be released from its obligation to make the MHR 2015 Contribution, and the Company and MSI hereby release MHR from such obligation.

C.                                    On or before 12:00 noon, Houston, Texas time, on March 31, 2015, (a) MSI shall contribute the Additional Cash Requirement in cash in immediately available funds as a Capital Contribution to the Company (such Capital Contribution, the “Additional Contribution”) and (b) the Company shall contemporaneously with such contribution (the date on which such contribution occurs, the “Additional Contribution Date”) be deemed for all purposes to have issued to MSI 1,071,886 Series A-2 Units pursuant to the terms of the LLC Agreement at a price per Series A-2 Unit equal to $35.28 (as referred to in Section 5.2(c) of the LLC Agreement), with the result being that, after giving effect to (x) the 2015 Proposed Growth CapEx Projects Contribution and (y) the Additional Contribution, MSI (together with any of its Affiliated Members or Permitted Transferees) shall own 53.00% of the Class A Common Units and MHR (together with any of its Affiliated Members or Permitted Transferees) shall own 45.53% of the Class A Common Units and the Members’ Schedule shall be deemed to be amended automatically for all purposes (without any further action) on the Additional Contribution Date to be in the form of Schedule I attached hereto as Exhibit F; provided, however, if either MHR or MSI makes any disproportionate Capital Contribution between the date hereof and the Additional Contribution Date in accordance with the LLC Agreement (excluding, for the avoidance of doubt, the 2015 Proposed Growth CapEx Projects Contribution and the Additional Contribution), then the ownership percentages referred to above shall be adjusted in accordance with the LLC Agreement.

D.                                    MHR and MSI acknowledge and agree that the Additional Cash Requirement consists of (a) $19,148,558 comprising MSI’s Pro Rata Share of the Additional Contribution (the “MSI Additional Contribution Component”) and (b) $18,671,962 comprising MHR’s Pro Rata Share of the Additional Contribution (the “MHR Additional Contribution Component”). Notwithstanding anything to the contrary set forth in this letter agreement or any other Related Document, the Company, MHR and MSI agree that the Additional Contribution will not be subject to MHR’s right to make a MHR Catch-Up Contribution pursuant to Section 5.5 of the LLC Agreement except to the extent provided in paragraph 3.E of this letter agreement.

E.                                    Prior to 11:59 p.m., Houston, Texas time, on June 30, 2015 (the “MHR Contribution Deadline”), (a) MHR shall have the right, in MHR’s sole discretion, to contribute to the Company at any time or from time to time an aggregate amount up to and including the amount of the MHR Additional Contribution Component in cash in immediately available funds as a Capital Contribution to the Company in accordance with the methodology set forth below in paragraph 3.F (each such contribution, a “MHR 2015 Make-up Contribution”) and (b) at any such time of such contribution the Company and MHR shall deliver to MSI a certificate (to be in form and substance reasonably satisfactory to MSI) executed by the chief executive officer of the Company and MHR certifying to MSI the amount of the MHR 2015 Make-up Contribution that has been contributed by MHR to the Company as a Capital Contribution in accordance with the payment schedule set forth below and the Company has received such amount (each such certificate, a “Contribution Certificate”).

F.                                     To the extent that MHR (in its sole discretion) elects to make any MHR 2015 Make-up Contribution in accordance with the terms and conditions of this letter agreement, such contributions shall be contributed to the Company in a manner consistent with the procedures set forth in this paragraph 3.F. Upon any MHR 2015 Make-up Contribution made in compliance with paragraphs 3.E and 3.F of this letter agreement, the LLC Agreement shall be amended to reflect such MHR 2015 Make-up Contribution and the Company shall contemporaneously with each such contribution be deemed for all purposes to have issued to MHR the number of Series A-1 Units pursuant to the terms of the LLC Agreement equal to the amount of such MHR 2015 Make-up Contribution divided by $37.59 resulting in a price per Series A-1 Unit equal to $37.59 (notwithstanding Section 5.2(c) of the LLC Agreement).

(1)                                 MHR may make any MHR 2015 Make-up Contribution to the Company in an amount equal to (i) $5,000,000, (ii) $10,000,000, (iii) $15,000,000 and/or (iv) $18,671,962 less the aggregate amount of MHR 2015 Make-up Contributions previously contributed to the Company; provided, however, in no event shall the aggregate amount of all MHR 2015 Make-up Contributions exceed the MHR Additional Contribution Component.

(2)                                 If, but only if, MHR makes a MHR 2015 Make-up Contribution to the Company in an aggregate amount equal to $5,000,000, the Members’ Schedule shall be deemed to be amended automatically for all purposes (without any further action) to be in the form of Schedule I attached hereto as Exhibit G-1.

(3)                                 If, but only if, MHR makes MHR 2015 Make-up Contributions to the Company in an aggregate amount equal to $10,000,000, the Members’ Schedule shall be deemed to be amended automatically for all purposes (without any further action) to be in the form of Schedule I attached hereto as Exhibit G-2.

(4)                                 If, but only if, MHR makes MHR 2015 Make-up Contributions to the Company in an aggregate amount equal to $15,000,000, the Members’ Schedule shall be deemed to be amended automatically for all purposes (without any further action) to be in the form of Schedule I attached hereto as Exhibit G-3.

(5)                                 If, but only if, MHR makes MHR 2015 Make-up Contributions to the Company in an aggregate amount equal to $18,671,962, the Members’ Schedule shall be deemed to be amended automatically for all purposes (without any further action) to be in the form of Schedule I attached hereto as Exhibit G-4.

(6)                                 As of any time of determination prior to the MHR Contribution Deadline and after giving effect to (x) the 2015 Proposed Growth CapEx Projects Contribution and (y) the Additional Contribution, the respective ownership percentages of MHR and MSI of the Class A Common Units of the Company shall be the number set forth in the following table under such Class A Member’s name opposite the aggregate amount of MHR 2015 Make-up Contributions made by MHR to the Company as of such time of determination; provided, however, if either MHR or MSI makes any disproportionate Capital Contribution between the date hereof and prior to the MHR Contribution Deadline in accordance with the LLC Agreement (excluding, for the avoidance of doubt, the 2015 Growth CapEx Projects Contribution, the Additional Contribution and any MHR 2015 Make-up Contributions), then the ownership percentages referred to in such table and in Exhibits G-1, G-2, G-3 and G-4 shall be adjusted in accordance with the LLC Agreement.

Aggregate Amount of MHR 2015 Make-up Contributions	MHR	MSI
$0	45.53%	53.00%
$5,000,000	45.78%	52.76%
$10,000,000	46.02%	52.52%
$15,000,000	46.27%	52.29%
$18,671,962	46.44%	52.11%

(7)                                 For the avoidance of doubt, MHR must contribute to the Company as a Capital Contribution any applicable MHR 2015 Make-up Contribution toward the MHR Additional Contribution Component prior to the MHR Contribution Deadline in accordance with paragraphs 3.E and 3.F, and deliver to MSI a duly executed Contribution Certificate in respect of any MHR 2015 Make-up Contribution, as a condition to the issuance of any corresponding Series A-1 Units contemplated by this letter agreement.

(8)                                 MHR may from time to time make installment payments to the Company of not less than $2,500,000 in respect of MHR 2015 Make-up Contributions; however, the parties to this letter agreement (a) intend that the aggregate amount of MHR 2015 Make-up Contributions as of the MHR Contribution Deadline will equal $0, $5,000,000, $10,000,000, $15,000,000 or $18,671,962 (each, a “Threshold Value”) and (b) acknowledge that Series A-1 Units in respect of MHR 2015 Make-up Contributions will be issued in accordance with this paragraph 3.F.

(9)                                 If as of the MHR Contribution Deadline, the aggregate amount of MHR 2015 Make-up Contributions made by MHR to the Company prior to the MHR Contribution Deadline (such amount, the “Actual Contributions”) is not equal to a Threshold Value, then (a) the aggregate amount of MHR 2015 Make-up Contributions made by MHR to the Company prior to the MHR Contribution Deadline shall be deemed to be the largest Threshold Value that is less than the Actual Contributions (such deemed amount, the “Deemed Make-up Contribution Amount”), (b) the provisions of paragraph 3.G of this letter agreement will apply and be determined for all purposes as though the aggregate amount of MHR 2015 Make-up Contributions made by MHR to the Company prior to the MHR Contribution Deadline were equal to the Deemed Make-up Contribution Amount and (c) the LLC Agreement (as amended pursuant to paragraph 3.G of this letter agreement) shall immediately thereafter be further amended to reflect (i) the Actual Contributions minus (ii) the Deemed Make-up Contribution Amount (the result of such calculation, the “Excess Amount”) and the Company shall be deemed for all purposes to have issued to MHR (as of the first day after the MHR Contribution Deadline) pursuant to the terms of the LLC Agreement the number of Series A-1 Units equal to the quotient of (x) the Excess Amount divided by (y) $35.28.

(10)                          The adjustment and issuance contemplated by clause (c) of paragraph 3.F(9) of this letter agreement shall be made without duplication of any Series A-1 Unit issuances relating to any MHR 2015 Catch-up Contribution included in the Deemed Make-up Contribution Amount.

(11)                          For the avoidance of doubt, prior to the earlier to occur of (a) MHR having made an aggregate amount of MHR 2015 Make-up Contributions equal to $18,671,962 and (b) the MHR Contribution Deadline, MHR will not receive any Series A-1 Units, nor will any increase to MHR’s Capital Account occur, except in accordance with, and to the extent set forth in, paragraphs 3.F(2) through 3.F(5) of this letter agreement.

G.                                   If the aggregate amount of MHR 2015 Make-up Contributions made by MHR to the Company prior to the MHR Contribution Deadline in accordance with paragraphs 3.E and 3.F of this letter agreement is less than $18,671,962, then as of the MHR Contribution Deadline the LLC Agreement shall be amended automatically for all purposes without any further action to reflect a decrease in MHR’s Series A-1 Units of 529,189 less an amount equal to the quotient of (a) the amount of cumulative MHR 2015 Make-up Contributions made prior to the MHR Contribution Deadline divided by (b) $35.28 (such adjustments to MHR’s Capital Account and Series A-1 Units, the “MHR Adjustment”). In connection with the MHR Adjustment, the Book Values of the assets of the Company will be adjusted in a manner that results in (x) an appropriate adjustment to MHR’s Capital Account and (y) no adjustment to the Capital Accounts of the other Members. For the avoidance of doubt, if the aggregate amount of MHR 2015 Make-up Contributions made by MHR to the Company as of the MHR Contribution Deadline equals $18,671,962, then the parties to this letter agreement acknowledge that this paragraph 3.G does not alter the Members’ Schedule set forth in Exhibit G-4.

(1)                                 If the aggregate amount of MHR 2015 Make-up Contributions made by MHR to the Company prior to the MHR Contribution Deadline is equal to $15,000,000, then at the MHR Contribution Deadline the Members’ Schedule shall be deemed to be amended automatically for all purposes (without any further action) to be in the form of Schedule I attached hereto as Exhibit H-1.

(2)                                 If the aggregate amount of MHR 2015 Make-up Contributions made by MHR to the Company prior to the MHR Contribution Deadline is equal to $10,000,000, then at the MHR Contribution Deadline the Members’ Schedule shall be deemed to be amended automatically for all purposes (without any further action) to be in the form of Schedule I attached hereto as Exhibit H-2.

(2)                                 If the aggregate amount of MHR 2015 Make-up Contributions made by MHR to the Company prior to the MHR Contribution Deadline is equal to $5,000,000, then at the MHR Contribution Deadline the Members’ Schedule shall be deemed to be amended automatically for all purposes (without any further action) to be in the form of Schedule I attached hereto as Exhibit H-3.

(4)                                 If MHR has not made any MHR 2015 Make-up Contributions to the Company prior to the MHR Contribution Deadline, then at the MHR Contribution Deadline the Members’ Schedule shall be deemed to be amended automatically for all purposes (without any further action) to be in the form of Schedule I attached hereto as Exhibit H-4.

(5)                                 As of any time of determination at or after the MHR Contribution Deadline and after giving effect to (w) the 2015 Proposed Growth CapEx Projects Contribution, (x) the Additional Contribution, (y) the MHR 2015 Make-up Contributions (if any) and (z) the MHR Adjustment (if applicable), the respective ownership percentages of MHR and MSI of the Class A Common Units of the Company shall be the number set forth in the following table under such Class A Member’s name opposite the aggregate amount of MHR 2015 Make-up Contributions made by MHR to the Company as of such time of determination; provided, however, if either MHR or MSI makes any disproportionate Capital Contribution after the date hereof and prior to the MHR Adjustment in accordance with the LLC Agreement (excluding, for the avoidance of doubt, the 2015 Growth CapEx Projects Contribution, the Additional Contribution and any MHR 2015 Make-up Contributions), then the ownership percentages referred to in such table and in Exhibits H-1, H-2, H-3 and H-4 shall be adjusted in accordance with the LLC Agreement.

Aggregate Amount of MHR 2015 Make-up Contributions	MHR	MSI
$18,671,962	46.44%	52.11%
$15,000,000	46.08%	52.47%
$10,000,000	45.57%	52.96%
$5,000,000	45.05%	53.47%
$0	44.53%	53.98%

(6)                                 On July 1, 2015 (or as promptly as practicable thereafter, but no more than five Business Days after July 1, 2015), the Company shall deliver to MHR and MSI a certificate (to be in form and substance reasonably satisfactory to MHR and MSI) executed by the chief executive officer of the Company certifying to MHR and MSI as to (x) the aggregate amount of the MHR 2015 Make-up Contribution that was contributed by MHR to the Company as a Capital Contribution and the corresponding number of Series A-1 Units that were issued to MHR in accordance with this letter agreement (if any), (y) the amounts comprising the MHR Adjustment (if applicable) and (z) the Members’ Schedule after giving effect to all transactions contemplated by this letter agreement (including, for the avoidance of doubt, 2015 Proposed Growth CapEx Projects Contribution and the Additional Contribution). The certificate will be prepared in accordance with this letter agreement and include supporting calculations.

Section 4. Employee Matters.  Section 10.10 of the LLC Agreement currently requires, among other things, that MHR, MH Services and their respective Affiliates transfer or cause to be transferred the employment of all or a portion of the Subject Employees to the Company or one of its Subsidiaries on or prior to March 31, 2015.  MHR has requested the March 31, 2015 deadline set forth in Section 10.10 of the LLC Agreement to be extended to May 31, 2015, and MSI (constituting the Series A-2 Majority) hereby approves such extension.

Section 5. Miscellaneous.

A.                                    Except as expressly modified by this letter agreement, the terms and provisions of the LLC Agreement, the Transaction Agreement and the November 2014 Letter Agreement shall remain in full force and effect in accordance with their respective terms. Any provision of this letter agreement may be amended, modified or terminated if, but only if, such amendment, modification or termination is in writing and is approved in writing by each of the Company, MHR and MSI. The provisions of the LLC Agreement set forth in Article XIII thereof shall apply mutatis mutandis to this letter agreement. For the avoidance of doubt, this letter agreement shall be deemed to be Confidential Information and a “Related Document” under the LLC Agreement for all purposes and shall be governed by the confidentiality obligations set forth in Section 10.4 of the LLC Agreement; provided, that MHR acknowledges that it is solely responsible for any such filings or other public disclosures (including the determination of whether to make any filing or other public disclosure and the content thereof).

B.                                    As a material inducement for the Company and MHR to enter into this letter agreement, MSI hereby represents, warrants and covenants as follows: (a) the execution and delivery of this letter agreement by MSI, and the performance by MSI of its obligations under this letter agreement, have been duly authorized by all necessary action on the part of MSI and do not and will not conflict with, breach, cause a default or event of default under, or otherwise result in or permit the acceleration or early termination of any material agreement to which MSI or its subsidiaries is party to or bound by; and (b) this letter agreement has been duly executed and delivered by MSI and, assuming valid execution and delivery by each other party hereto, will constitute the valid and binding obligation of MSI, enforceable against MSI in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity.

C.                                    As a material inducement for the Company and MSI to enter into this letter agreement, MHR hereby represents, warrants and covenants as follows: (a) the execution and delivery of this letter agreement by MHR, and the performance by MHR of its obligations under this letter agreement, have been duly authorized by all necessary action on the part of MHR and do not and will not conflict with, breach, cause a default or event of default under, or otherwise result in or permit the acceleration or early termination of any material agreement to which MHR or its subsidiaries is party to or bound by; and (b) this letter agreement has been duly executed and delivered by MHR and, assuming valid execution and delivery by each other party hereto, will constitute the valid and binding obligation of MHR, enforceable against MHR in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity.

D.                                    As a material inducement for MSI and MHR to enter into this letter agreement, the Company hereby represents, warrants and covenants as follows: (a) the execution and delivery of this letter agreement by the Company, and the performance by the Company of its obligations under this letter agreement, have been duly authorized by all necessary action on the part of the Company and do not and will not conflict with, breach, cause a default or event of default under, or otherwise result in or permit the acceleration or early termination of any material agreement to which the Company or its subsidiaries is party to or bound by; and (b) this letter agreement has been duly executed and delivered by the Company and, assuming valid execution and delivery by each other party hereto, will constitute the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity.

E.                                    If MHR makes any additional Capital Contributions to the Company prior to the MHR Contribution Deadline, such Capital Contributions shall first be applied to the amount of the MHR Additional Contribution Component in accordance with paragraphs 3.E and 3.F of this letter agreement until such aggregate additional Capital Contributions prior to the MHR Contribution Deadline equal the amount of the MHR Additional Contribution Component.

F.                                     After the earlier to occur of (a) MHR having made an aggregate amount of MHR 2015 Make-up Contributions equal to $18,671,962 and (b) the MHR Contribution Deadline, thereafter MHR may make MHR Catch-Up Contributions in accordance with, and to the extent permitted by, Section 5.5 of the LLC Agreement (as modified by the November 2014 Letter Agreement as to the applicable time and amount limitations) in respect of any MHR Shortfall Amounts that are eligible to be funded thereunder. The parties to this letter agreement acknowledge that as of the 2015 Proposed Growth CapEx Projects Contribution Date (after giving effect to the 2015 Proposed Growth CapEx Projects Contribution but not any other Capital Contributions from and after the date of this letter agreement through such date), the total amount of Capital Contributions that are subject to MHR’s right to make a MHR Catch-Up Contribution pursuant to Section 5.5 of the LLC Agreement is $57,179,480 (consisting of $30,000,000 per the November 2014 Letter Agreement and the 2015 Proposed Growth CapEx Projects Contribution).

G.                                   Within 60 days following the MHR Contribution Deadline, the Company, in consultation with the MHR and MSI, shall determine the appropriate adjustments required to be made under the LLC Agreement to the Book Value of the Company Assets and the Capital Accounts of the Members.  Such Adjustments shall be performed in a manner consistent the terms of this letter agreement and with the terms of the LLC Agreement.

H.                                   Time is of the essence with respect to the performance by the parties to this letter agreement of their respective obligations hereunder.

*                                         *                                         *                                         *                                         *

Sincerely,

EUREKA HUNTER HOLDINGS, LLC

		By:	/s/ Gary C. Evans
		Name:	Gary C. Evans
		Title:	President and Chief Executive Officer

Acknowledged and agreed:

MSIP II BUFFALO HOLDINGS, LLC

By: Morgan Stanley Infrastructure II, Inc., its Manager

By:	/s/ John Veech
Name:	John Veech
Title:	President

MAGNUM HUNTER RESOURCES CORPORATION

By:	/s/ Gary C. Evans
Name:	Gary C. Evans
Title:	Chairman and Chief Executive Officer